Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust and to the use of our report dated December 30, 2024 on the financial statements and financial highlights of EuroPac International Value Fund, EuroPac International Bond Fund, EuroPac International Dividend Income Fund, EP Emerging Markets Fund and EuroPac Gold Fund, each a series of shares of Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2024 Annual Financial Statements in Form N-CSR which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 27, 2025